Exhibit 99.1

RARE Hospitality International Reports Third-Quarter Earnings Per Diluted Share of $0.24; Produces Revenue Growth of 17%

     ATLANTA--(BUSINESS WIRE)--October 20, 2004--RARE Hospitality International, Inc. (NASDAQ:RARE) today announced financial results for the third quarter and nine months ended September 26, 2004. Revenues for the third quarter increased 17.0% to $194,568,000 from $166,246,000 for the third quarter of 2003. Net income was $8,481,000 for the third quarter of 2004, up 9.0% from $7,779,000 for the third quarter of 2003. Earnings per diluted share were $0.24 for the third quarter of 2004, an increase of 9.1% from $0.22 for the third quarter of 2003.
     For the first nine months of 2004, revenues rose 20.2% to $599,749,000 from $499,016,000 for the first nine months of 2003. Net income increased 20.7% to $36,585,000 for the first nine months of 2004 from $30,320,000 for the comparable period in 2003. Earnings per diluted share for the first nine months of 2004 grew 18.4% to $1.03 from $0.87 for the first nine months of 2003.
     "We are pleased with our third quarter results, particularly in light of the impact on sales and profitability caused by the four hurricanes that hit the Southeast," commented Philip J. Hickey, Jr., Chairman and Chief Executive Officer of RARE. "We are grateful for the recovery efforts that our team members in the affected areas put forth in supporting their communities and in getting our restaurants re-opened."

     Operating highlights for each of the Company's three restaurant concepts follow.

     LongHorn Steakhouse - Third-quarter revenues increased 16.1% for LongHorn Steakhouse, primarily attributable to 12.6% growth in restaurants in operation, to 206 at the end of the third quarter of fiscal 2004 from 183 at the end of the third quarter of fiscal 2003, and 3.0% growth in same-store sales. Six new restaurants were opened during the third quarter, and as previously announced, one restaurant closed. LongHorn Steakhouse plans to open four additional restaurants during the fourth quarter, two of which are already opened, for a total of 24 new restaurant openings for fiscal 2004.

     Bugaboo Creek Steak House - Bugaboo Creek produced a 12.3% increase in revenues for the third quarter of fiscal 2004 through the combined effect of 2.3% growth in same-store sales and an 8.3% increase in restaurants in operation, to 26 at the end of the third quarter of fiscal 2004 from 24 at the end of the third quarter of fiscal 2003. Bugaboo Creek expects to open two restaurants during the fourth quarter, one of which has already opened, for a total of three new restaurants for the fiscal year.
     As previously announced, Kristin R. Nyhof, a seven-year RARE veteran and previously a Regional Vice President for LongHorn Steakhouse, was promoted in September to President of the Bugaboo Creek Steak House concept.

     The Capital Grille - Same-store sales for The Capital Grille increased 11.0% for the third quarter of fiscal 2004, representing the sixth consecutive quarter for which the concept's same-store sales have increased by a double-digit percentage. This strong performance, in addition to an 18.8% increase in restaurants in operation, to 19 at the end of the third quarter of fiscal 2004 from 16 at the end of the third quarter of fiscal 2003, accounted for a 27.6% increase in The Capital Grille's third-quarter revenues. The Capital Grille opened one new restaurant during the third quarter and has already opened an additional restaurant during the fourth quarter, bringing its total for the fiscal year to three. As announced in September, M. John Martin, who most recently was Vice President of Operations for The Capital Grille, has been promoted to President of The Capital Grille concept.

     RARE today established its targeted range of earnings per diluted share for the fourth quarter of fiscal 2004. This guidance includes RARE's assumptions regarding same-store sales increases for the fourth quarter of fiscal 2004, in a range of 2% to 3% for LongHorn Steakhouse, 1% to 2% for Bugaboo Creek and 4% to 5% for The Capital Grille. RARE's guidance also takes into consideration the scheduled restaurant openings discussed above, as well as an expected net impact on earnings of $0.03 per diluted share resulting from existing higher red meat contracts, partially offset by menu price increases. Based on these factors, among others, RARE's targeted range of earnings per diluted share for the fourth quarter of fiscal 2004 is $0.36 to $0.37. As a result, RARE also changed its targeted range of earnings per diluted share for fiscal 2004 to $1.39 to $1.40.
     In addition, the Company today established its targeted earnings for first-quarter fiscal 2005 in a range of $0.45 to $0.47 per diluted share. This guidance is based on an assumed comparable-quarter same-store sales increase in a range of 2% to 3% for LongHorn Steakhouse, 1% to 2% for Bugaboo Creek and 4% to 5% for The Capital Grille and an increase in cost of sales as compared to the first quarter of fiscal 2004, primarily related to higher costs for red meat. During fiscal 2005, the Company also plans to open 24 to 25 LongHorn Steakhouse restaurants, three Bugaboo Creek restaurants, and two to three The Capital Grille restaurants.
     Of course, the statements contained in the immediately preceding paragraphs are forward-looking statements, and the achievement of these targets is dependent not only on RARE's continued execution of its goals, but also on risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by these forward-looking statements.
     Mr. Hickey concluded, "While we continue to face challenges such as high commodity pricing, the RARE team will always focus on the key drivers of our business: retaining and motivating team members, keeping our brands fresh and relevant, and stimulating guest loyalty."

     RARE Hospitality International will hold a conference call to discuss this release tomorrow, October 21, at 9:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.rarehospitality.com and clicking Investor Relations or by going to www.vcall.com. Participants are encouraged to go to the selected web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on January 18, 2005.

     Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions regarding financial and operating matters; the Company's ability to identify and secure suitable locations for new restaurants on acceptable terms, open the anticipated number of new restaurants on time and within budget, achieve anticipated rates of same store sales, hire and train additional restaurant personnel and integrate new restaurants into its operations; the continued implementation of the Company's business discipline over a large restaurant base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; unusual weather patterns or events; changes in customer dining patterns; the impact of any negative publicity or public attitudes related to the consumption of beef; disruption of established sources of product supply or distribution; competitive pressures from other national and regional restaurant chains; legislation affecting the restaurant industry; business conditions, such as inflation or a recession, or other negative effect on dining patterns, or some other negative effect on the economy, in general, including (without limitation) war, insurrection and/or terrorist attacks on United States soil; growth in the restaurant industry and the general economy; changes in monetary and fiscal policies, laws and regulations; and other risks identified from time to time in the Company's SEC reports, including the annual report on Form 10-K for 2003 and its current reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     RARE Hospitality International, Inc. currently owns, operates and franchises 260 restaurants, including 211 LongHorn Steakhouse restaurants, 27 Bugaboo Creek Steak House restaurants and 20 The Capital Grille restaurants.


                      RARE HOSPITALITY INTERNATIONAL, INC.
                   Unaudited Consolidated Financial Highlights
                      (In thousands, except per share data)

                               Fiscal Quarter          Nine Months
                            -------------------- ---------------------
                               13 Weeks Ended         39 Weeks Ended
                            -------------------- ---------------------
Statement of Operations     Sept. 26,  Sept. 28,  Sept. 26,  Sept. 28,
 Data:                        2004       2003       2004       2003
                            ---------- --------- ----------- ---------
Revenues:
  Restaurant sales:
     LongHorn Steakhouse     $138,857  $119,590    $431,199  $359,910
     The Capital Grille        30,108    23,590      91,058    71,698
     Bugaboo Creek Steak
      House                    23,481    20,913      71,382    61,397
     Specialty concepts         2,028     2,062       5,816     5,731
                            ---------- --------- ----------- ---------
         Total restaurant
          sales               194,474   166,155     599,455   498,736
     Franchise revenues            94        91         294       280
                            ---------- --------- ----------- ---------
         Total revenues       194,568   166,246     599,749   499,016
                            ---------- --------- ----------- ---------
Costs and expenses:
  Cost of restaurant sales     72,222    60,289     219,948   179,447
  Operating expenses -
   restaurants                 88,094    75,669     261,678   219,886
  Depreciation and
   amortization -
   restaurants                  7,770     6,728      22,406    19,445
  Pre-opening expense           2,106     1,514       5,312     4,239
  General and
   administrative expenses     11,174    10,185      34,580    30,080
                            ---------- --------- ----------- ---------
         Total costs and
          expenses            181,366   154,385     543,924   453,097
                            ---------- --------- ----------- ---------
     Operating income          13,202    11,861      55,825    45,919
Interest expense, net             459       283         782       742
Minority interest                  37        54         238       254
                            ---------- --------- ----------- ---------
  Earnings before income
   taxes                       12,706    11,524      54,805    44,923
Income tax expense              4,225     3,745      18,220    14,603
                            ---------- --------- ----------- ---------
         Net earnings          $8,481    $7,779     $36,585   $30,320
                            ========== ========= =========== =========
Basic earnings per common
 share                          $0.25     $0.23       $1.09     $0.92
                            ========== ========= =========== =========
Diluted earnings per common
 share                          $0.24     $0.22       $1.03     $0.87
                            ========== ========= =========== =========
Weighted average common
 shares outstanding:
  Basic                        33,639    33,271      33,617    33,078
                            ========== ========= =========== =========
  Diluted                      35,421    35,277      35,387    34,753
                            ========== ========= =========== =========

                                                  Sept. 26,  Dec. 28,
Balance Sheet Data:                                 2004       2003
                                                 ----------- ---------
Cash and short-term investments                     $32,104   $44,544
Total assets                                        518,274   464,542
Long-term debt                                            -         -
Obligations under capital leases,
 net of current installments                         35,289    27,462
Minority interest                                     1,285     1,371
Total shareholders' equity                          390,031   352,055


     CONTACT: RARE Hospitality International, Inc., Atlanta
              W. Douglas Benn, 770-399-9595